PRESS RELEASE
May 10, 2012

For Immediate Release
Contact:
Tim Clayton
Chief Financial Officer
email: tclayton@sajan.com
phone: 715-426-9505

Sajan, Inc. Announces Financial Results for

First Quarter 2012

RIVER FALLS, WI- May 10, 2012- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter ended March 31, 2012.

Revenues for the quarter ended March 31, 2012 were $4.7 million as compared to revenues of $5.2 million for the quarter ended March 31, 2011. Net loss for the first quarter of 2012 was approximately $790,000, or $0.05 per share, compared to a net loss of approximately $60,000 or $0.00 per share for the same quarter last year. Financial results also included non-cash expense related to stock options of approximately $54,000, or $0.00 per share, in the three months ended March 31, 2012 compared to approximately $53,000, or $0.00 per share, in the three months ended March 31, 2011.

“We are clearly disappointed in our first quarter results”, stated Shannon Zimmerman, CEO of Sajan. “During the first month of the quarter, we experienced a very unusual drop in revenues; however, our sales bookings and revenue levels gained momentum as the quarter progressed. Provided that the late quarter revenue momentum continues and we start to see increased revenue contributions from recently announced new customer assignments, we anticipate significant revenue growth in the second quarter on a sequential basis.”

Sajan also announced a number of important operational accomplishments during the quarter, including:

•	Adding a number of new clients including two significant new customers – a major medical device company and IBM France;
•	Consolidating product development activities by eliminating our India development center and refocusing on improved functionality of the GCMS system — our industry leading translation management system; and
•	Enhancing our liquidity by entering into a $1.5 million line of credit facility and extending the repayment terms of our related party note payable to August 2013.

Conference Call Details

The company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. (Central time) on May 10, 2012. The company invites all those interested to join the call by dialing 1-888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CT on May 17, 2012 by dialing 1-800-283-0668.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry-leading language translation management system technology – GCMSTM  – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develops tailored solutions which provide flexibility to any large or small business that truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and Singapore. Sajan is publicly traded under the symbol SAJA.OB. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 30, 2012, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2012	2011
Revenues	$4,663,731	$5,213,660
Operating Costs:
Cost of revenues	3,121,765	3,045,993
Sales and marketing	602,562	599,868
Research and development	446,726	419,553
General and administrative	1,046,323	1,012,312
Depreciation and amortization	220,916	195,427
Loss from Operations	(774,561)	(59,493)
Other expense, net	(15,040)	(852)
Net loss	$(789,601)	$(60,345)
Loss per common share – Basic and diluted	$(.05)	$(.00)
Weighted average shares outstanding – Basic and diluted	16,179,193	16,009,331

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012
	(Unaudited)	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$795,807	$1,763,249
Receivables, net	3,256,476	3,501,928
Other current assets	1,898,486	1,293,561
Total current assets	5,950,769	6,558,738
Property and equipment, net	748,706	758,440
Other assets, net	956,962	1,100,614
Total assets	$7,656,437	$8,417,792
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,463,273	$2,507,490
Other current liabilities	2,080,160	2,116,333
Total current liabilities	4,543,433	4,623,823
Long-term liabilities	781,280	788,528
Total liabilities	5,324,713	5,412,351
Stockholders' equity	2,331,724	3,005,441
Total liabilities and stockholders' equity	$7,656,437	$8,417,792

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